Exhibit 99.1

FOR IMMEDIATE RELEASE

Valassis Announces Results for the First Quarter Ended March 31, 2011

Adjusted Net Earnings* Increases by 40.3%

Livonia, Mich., April 28, 2011: Valassis (NYSE: VCI) today announced financial results for the first quarter ended March 31, 2011. We reported quarterly revenues of $547.0 million compared to $550.0 million for the prior year quarter. First-quarter 2011 net earnings were $21.4 million, including loss on debt extinguishment, net of tax, of $8.2 million. Net earnings for first-quarter 2010 were $322.5 million, including News America litigation settlement proceeds, net of tax and related payments, of $301.4 million. First-quarter 2011 adjusted net earnings* were $29.6 million, an increase of 40.3% from $21.1 million for the prior year quarter. First-quarter 2011 diluted earnings per share (EPS) was $0.41, including loss on debt extinguishment, net of tax, of $0.16. Diluted EPS for first-quarter 2010 was $6.26, including litigation settlement proceeds, net of tax and related payments, of $5.85. First-quarter 2011 adjusted diluted EPS* was $0.57, an increase of 39.0% from $0.41 for the prior year quarter. First-quarter 2011 adjusted EBITDA* was $74.5 million compared to $73.9 million for the prior year quarter. First-quarter 2011 diluted cash EPS* was $0.81, an increase of 8.0% from $0.75 for the prior year quarter.

“Our Shared Mail business delivered strong segment profit results this quarter, up over 33% compared to the same quarter last year,” said Alan F. Schultz, Valassis Chairman, President and Chief Executive Officer. “And we see a number of factors in the Shared Mail business that we expect will positively impact segment revenues and profit, as well as improve overall company performance in the second half of the year.”

Some additional highlights include:

•

Selling, General and Administrative (SG&A) Costs: First-quarter 2011 SG&A costs were $78.4 million, which included $1.9 million in non-cash stock-based compensation expense, compared to first quarter 2010 SG&A costs of $91.0 million, which included $5.9 million in non-cash stock-based compensation expense.

•	Capital Expenditures: Capital expenditures for the first quarter of 2011 were $5.0 million.

•	Liquidity: We ended the first quarter of 2011 with $230.2 million in cash.

•

Stock Repurchases: During the quarter, we repurchased $45.5 million, or 1,622,785 shares, of our common stock at an average price of $28.04 per share plus commission under our stock repurchase program. Our stock repurchases are limited by the agreements governing our indebtedness, and our senior secured credit facility basket for 2011 is $192.7 million. We currently intend to spend the majority of our 2011 basket for stock repurchases under our stock repurchase program reinstated in May 2010. The stock repurchase program does not obligate us to acquire any particular amount of shares of common stock, and may be modified or suspended at any time at our discretion.

Outlook

We anticipate a revenue shortfall primarily in the Neighborhood Targeted segment in which we have projected a decline in 2011 Run-of-Press (ROP) revenue of at least $60 million. This anticipated decline makes it difficult for us to achieve our mid-single digit revenue guidance for 2011. Based on our overall outlook, which includes strong revenue growth in the second half of 2011 for Shared Mail and its corresponding operating leverage, as well as the debt refinancing completed during the first quarter of 2011, our full-year 2011 guidance is as follows:

•	Diluted earnings per share (EPS) of $2.76;

•	Diluted cash EPS* of $3.71;

•	Adjusted EBITDA* of approximately $355.0 million for 2011; and

•	Capital expenditures of approximately $30 million.

VCI 1Q11 Earnings

Business Segment Discussion

•

Shared Mail: Revenues for the first quarter of 2011 were $322.6 million, an increase of 3.1% compared to the prior year quarter. Segment profit for the quarter was $42.1 million, an increase of 33.2% compared to the prior year quarter. The improvement in segment results for the first quarter of 2011 was driven by pieces per package growth of 5.3% to 10.0 pieces compared to the prior year quarter and an all-time low in unused postage of 14.9%.

•

Neighborhood Targeted: Revenues for the first quarter of 2011 were $90.1 million, a decrease of 9.7% compared to the prior year quarter due to a decrease in client spend in the ROP business of approximately $20 million. Segment profit for the quarter was $1.9 million, a decrease of 73.2% compared to the prior year quarter. Segment profit was negatively impacted by margin pressure associated with a changing client mix and our new client on-boarding process, as well as the aforementioned shortfall in revenue.

•

Free-standing Inserts (FSI): Revenues for the first quarter of 2011 were $89.2 million, a decrease of 8.5% compared to the prior year quarter. Segment profit for the quarter was $7.4 million, a decrease of 10.8% compared to the prior year quarter. Segment results were negatively impacted by the shift of Easter-related business into the second quarter and increased paper and transportation costs.

•

International, Digital Media & Services (IDMS): Revenues for the first quarter of 2011 were $45.1 million, an increase of 13.3% compared to the prior year quarter due primarily to growth in our In-Store and Digital businesses. Segment profit for the quarter was $5.4 million, a slight decrease compared to the prior year quarter due to a slowdown in our International business and investments in our Digital business.

Segment Results Summary

	Quarter Ended March 31,
Segment Revenues ($ in millions)	2011	2010	% Change
Shared Mail	$322.6	$312.9	3.1%
Neighborhood Targeted	$90.1	$99.8	-9.7%
Free-standing Inserts	$89.2	$97.5	-8.5%
International, Digital Media & Services	$45.1	$39.8	13.3%
Total Segment Revenues	$547.0	$550.0	-0.5%

	Quarter Ended March 31,
Segment Profit ($ in millions)	2011	2010	% Change
Shared Mail	$42.1	$31.6	33.2%
Neighborhood Targeted	$1.9	$7.1	-73.2%
Free-standing Inserts	$7.4	$8.3	-10.8%
International, Digital Media & Services	$5.4	$5.5	-1.8%
Total Segment Profit	$56.8	$52.5	8.2%

Conference Call Information

We will hold an investor call today to discuss our first-quarter 2011 results at 11 a.m. (ET). The call-in number is (877) 941-2332 (please reference conference #4424625). The call will be simulcast on our website at http://www.valassis.com. This earnings release, together with the webcast and a transcript of the conference call, will be archived on our website under “Investor.”

Non-GAAP Financial Measures

*We define adjusted EBITDA as net earnings before interest expense, net, other non-cash expenses (income), net, income taxes, gain or loss on extinguishment of debt, depreciation, amortization, stock-based compensation expense, and News America litigation settlement proceeds, net of related payments. We define diluted cash EPS as net earnings per common share, diluted, plus the per-share effect of depreciation, amortization, stock-based compensation expense and loss on extinguishment of debt, net of tax, less the per-share effect of capital expenditures and News America litigation settlement proceeds, net of tax and related payments. We define adjusted net earnings and adjusted diluted EPS as net earnings and diluted EPS excluding the effect of News America litigation settlement proceeds, net of tax and related payments, and loss on extinguishment of debt, net of tax. Adjusted EBITDA, adjusted net earnings, adjusted

VCI 1Q11 Earnings

diluted EPS and diluted cash EPS are non-GAAP financial measures commonly used by financial analysts, investors, rating agencies and other interested parties in evaluating companies, including marketing services companies. Accordingly, management believes that these non-GAAP measures may be useful in assessing our operating performance and our ability to meet our debt service requirements. In addition, these non-GAAP measures are used by management to measure and analyze our operating performance and, along with other data, as our internal measure for setting annual operating budgets, assessing financial performance of business segments and as a performance criteria for incentive compensation. Management also believes that diluted cash EPS is useful to investors because it provides a measure of our profitability on a more comparable basis to historical periods and provides a more meaningful basis for forecasting future performance, by replacing non-cash amortization and depreciation expenses, which are currently running significantly higher than our annual capital needs, with actual and forecasted capital expenditures. Additionally, because of management’s focus on generating shareholder value, of which profitability is a primary driver, management believes these non-GAAP measures, as defined above, provide an important measure of our results of operations.

However, these non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, or as alternatives to, operating income, cash flow, EPS or other income or cash flow data prepared in accordance with GAAP. Some of these limitations are:

•	adjusted EBITDA does not reflect our cash expenditures for capital equipment or other contractual commitments;

•

although depreciation and amortization are non-cash charges, the assets being depreciated or amortized may have to be replaced in the future, and adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements;

•	adjusted EBITDA and diluted cash EPS do not reflect changes in, or cash requirements for, our working capital needs;

•	adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our indebtedness;

•	adjusted EBITDA does not reflect income tax expense or the cash necessary to pay income taxes;

•

adjusted EBITDA, adjusted net earnings, adjusted diluted EPS, and diluted cash EPS do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations; and

•

other companies, including companies in our industry, may calculate these measures differently and as the number of differences in the way two different companies calculate these measures increases, the degree of their usefulness as comparative measures correspondingly decreases.

Because of these limitations, adjusted EBITDA, adjusted net earnings, adjusted diluted EPS, and diluted cash EPS should not be considered as measures of discretionary cash available to us to invest in the growth of our business or reduce indebtedness. We compensate for these limitations by relying primarily on our GAAP results and using these non-GAAP financial measures only supplementally. Further important information regarding reconciliations of these non-GAAP financial measures to their respective most comparable GAAP measures can be found below.

Reconciliation of Full-year 2011 Adjusted EBITDA Guidance to Full-year 2011 Net Earnings Guidance(1):

Full-year 2011 Guidance
($ in millions)
Net Earnings	$140.9

plus: Interest expense, net	36.8
Income taxes	88.7
Depreciation and amortization	62.7
Loss on extinguishment of debt	13.4
less: Other non-cash income	(3.4)

EBITDA	$339.1

plus: Stock-based compensation expense	15.9

Adjusted EBITDA	$355.0

(1)

Due to the forward-looking nature of adjusted EBITDA, information necessary to reconcile adjusted EBITDA to cash flows from operating activities is not available without unreasonable effort. We believe that the information necessary to reconcile these measures is not reasonably estimable or predictable.

VCI 1Q11 Earnings

Reconciliation of Full-year 2011 Diluted Cash EPS Guidance to Full-year 2011 Diluted EPS Guidance:

	Full-year 2011 Guidance
Net Earnings (in millions)	$140.9

Diluted EPS	$2.65	(2)

plus effect of:
Loss on extinguishment of debt, net of tax	0.15
Depreciation	0.93
Amortization	0.25
Stock-based compensation expense	0.30

less effect of:
Capital expenditures	(0.57)

Diluted Cash EPS	$3.71

Shares Outstanding (in thousands) (3)	53,100

(2)	Includes the effect of $8.2 million in costs, net of tax, related to the extinguishment of our 8 1/4% Senior Notes due 2015 during the first quarter of 2011.
(3)

Shares outstanding for 2011 is based on the estimated 53.1 million fully diluted shares in our original full-year 2011 financial guidance reported on Dec. 15, 2010 and does not include the effect of any share repurchases, option exercises or changes in dilution caused by movement in the stock price. Actual weighted average shares outstanding for the quarter ended March 31, 2011 was 52.3 million.

Reconciliation of Adjusted EBITDA to Net Earnings and Cash Flows from Operating Activities

(dollars in thousands)

(Unaudited)

	Three Months Ended March 31,
	2011	2010
Net Earnings - GAAP	$21,411	$322,528

plus: Income taxes	13,296	201,836
Interest expense, net	9,636	20,010
Loss on extinguishment of debt	13,352	—
Depreciation and amortization	15,729	15,520
less: Other non-cash income, net	(876)	(1,790)

EBITDA	$72,548	$558,104

Stock-based compensation expense	1,912	5,891
Litigation proceeds, net of related payments	—	(490,085)

Adjusted EBITDA	$74,460	$73,910

Income taxes	(13,296)	(201,836)
Interest expense, net	(9,636)	(20,010)
Litigation proceeds, net of related payments	—	490,085
Changes in operating assets and liabilities	(33,562)	155,197

Cash Flows from Operating Activities	$17,966	$497,346

VCI 1Q11 Earnings

Reconciliation of Adjusted Net Earnings and Adjusted Diluted EPS to Net Earnings and Diluted EPS:

	Three Months Ended
	March 31, 2011		March 31, 2010
(in millions)	Net Earnings	Diluted EPS	Net Earnings	Diluted EPS
As reported	$21.4	$0.41	$322.5	$6.26

Litigation settlement proceeds, net (1)	—	—	(301.4)	(5.85)
Debt extinguishment costs, net (2)	8.2	0.16	—	—

As adjusted	$29.6	$0.57	$21.1	$0.41

(1)

On Feb. 4, 2010 we received a cash payment of $500.0 million as part of a litigation settlement. Net earnings include litigation settlement proceeds of $301.4 million, after taxes of $188.7 million and other related payments of $9.9 million.

(2)	Net earnings include $8.2 million, net of tax, in costs related to the extinguishment of our 8 1/4% Senior Notes due 2015.

Reconciliation of Diluted Cash EPS to Diluted EPS:

	Three Months Ended
	March 31, 2011	March 31, 2010
Net Earnings (in millions)	$21.4	$322.5

Diluted EPS	$0.41	$6.26

plus effect of:
Depreciation	0.24	0.24
Amortization	0.06	0.06
Stock-based compensation expense	0.04	0.11
Loss on debt extinguishment, net of tax	0.16	—

less effect of:
Capital expenditures	(0.10)	(0.07)
Litigation settlement proceeds, net of tax and related payments	—	(5.85)

Diluted Cash EPS	$0.81	$0.75

Shares Outstanding (in thousands)	52,333	51,554

VCI 1Q11 Earnings

About Valassis

Valassis is one of the nation’s leading media and marketing services companies, offering unparalleled reach and scale to more than 15,000 advertisers. Its RedPlum™ media portfolio delivers value on a weekly basis to over 100 million shoppers across a multi-media platform – in-home, in-store and in-motion. Through its digital offering, including redplum.com and save.com, consumers can find compelling national and local deals online. Headquartered in Livonia, Michigan with approximately 7,000 associates in 28 states and eight countries, Valassis is widely recognized for its associate and corporate citizenship programs, including its America’s Looking for Its Missing Children® program. Valassis companies include Valassis Direct Mail, Inc., Valassis Canada, Promotion Watch, Valassis Relationship Marketing Systems, LLC and NCH Marketing Services, Inc. For more information, visit http://www.valassis.com, http://www.redplum.com and http://www.save.com.

Cautionary Statements Regarding Forward-looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: price competition from our existing competitors; new competitors in any of our businesses; a shift in client preference for different promotional materials, strategies or coupon delivery methods, including, without limitation, as a result of declines in newspaper circulation; an unforeseen increase in paper or postal costs; changes which affect the businesses of our clients and lead to reduced sales promotion spending, including, without limitation, a decrease of marketing budgets which are generally discretionary in nature and easier to reduce in the short-term than other expenses; our substantial indebtedness, and ability to refinance such indebtedness, if necessary, and our ability to incur additional indebtedness, may affect our financial health; the financial condition, including bankruptcies, of our clients, suppliers, senior secured credit facility lenders or other counterparties; certain covenants in our debt documents could adversely restrict our financial and operating flexibility; fluctuations in the amount, timing, pages, weight and kinds of advertising pieces from period to period, due to a change in our clients’ promotional needs, inventories and other factors; our failure to attract and retain qualified personnel may affect our business and results of operations; a rise in interest rates could increase our borrowing costs; we may be required to recognize additional impairment charges against goodwill and intangible assets in the future; possible governmental regulation or litigation affecting aspects of our business; clients experiencing financial difficulties, or otherwise being unable to meet their obligations as they become due, could affect our results of operations and financial condition; uncertainty in the application and interpretation of applicable state sales tax laws may expose us to additional sales tax liability; and general economic conditions, whether nationally, internationally, or in the market areas in which we conduct our business, including the adverse impact of the ongoing economic downturn on the marketing expenditures and activities of our clients and prospective clients as well as our vendors, with whom we rely on to provide us with quality materials at the right prices and in a timely manner. These and other risks and uncertainties related to our business are described in greater detail in our filings with the United States Securities and Exchange Commission, including our reports on Forms 10-K and 10-Q and the foregoing information should be read in conjunction with these filings. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

VCI 1Q11 Earnings

VALASSIS COMMUNICATIONS, INC.

Consolidated Balance Sheets

(dollars in thousands)

Unaudited

	March 31, 2011	Dec. 31, 2010
Assets

Current assets:

Cash and cash equivalents	$230,191	$245,935
Accounts receivable	405,592	459,952
Inventories	39,653	41,987
Prepaid expenses and other	36,850	38,657

Total current assets	712,286	786,531

Property, plant and equipment, net	168,100	175,567

Goodwill and other intangible assets, net	867,132	870,288

Other assets	14,793	13,272

Total assets	$1,762,311	$1,845,658

More tables to follow …

VCI 1Q11 Earnings

VALASSIS COMMUNICATIONS, INC.

Consolidated Balance Sheets, Continued

(dollars in thousands)

Unaudited

	March 31, 2011	Dec. 31, 2010
Liabilities and Stockholders’ Equity

Current liabilities:

Current portion, long-term debt	$7,055	$7,058
Accounts payable and accrued expenses	354,228	429,214
Progress billings	45,746	53,001

Total current liabilities	407,029	489,273

Long-term debt	715,183	699,169
Other liabilities	47,458	49,568
Deferred income taxes	79,122	78,764

Stockholders’ equity:

Common stock	653	653
Additional paid-in capital	124,339	124,988
Retained earnings	929,547	908,136
Treasury stock	(545,676)	(508,192)
Accumulated other comprehensive income	4,656	3,299

Total stockholders’ equity	513,519	528,884

Total liabilities and stockholders’ equity	$1,762,311	$1,845,658

More tables to follow …

VCI 1Q11 Earnings

VALASSIS COMMUNICATIONS, INC.

Consolidated Statements of Operations

(in thousands, except per share data)

Unaudited

	Quarter Ended March 31,		% Change
	2011	2010

Revenues	$546,979	$550,002	- 0.5%

Costs and expenses:
Cost of sales	408,577	403,389	+ 1.3%
Selling, general and administrative	78,427	90,958	- 13.8%
Amortization	3,156	3,156	+ 0.0%

Total costs and expenses	490,160	497,503	- 1.5%

Gain from litigation settlement	—	490,085

Operating income	56,819	542,584	- 89.5%

Other expenses and income:
Interest expense	9,775	20,156	- 51.5%
Interest income	(139)	(146)	- 4.8%
Loss on extinguishment of debt	13,352	—
Other income	(876)	(1,790)	- 51.1%

Total other expenses and income	22,112	18,220	+ 21.4%

Earnings before income taxes	34,707	524,364	- 93.4%

Income taxes	13,296	201,836	- 93.4%

Net earnings	$21,411	$322,528	- 93.4%

Net earnings per common share, diluted	$0.41	$6.26	- 93.5%

Weighted average shares outstanding, diluted	52,333	51,554	+ 1.5%

Supplementary Data
Amortization	$3,156	$3,156
Depreciation	12,573	12,364
Capital expenditures	5,024	3,821

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